Exhibit 99.1

Second Quarter Report

September 9, 2016

Dear Shareholder:

We are pleased to report that during the second quarter of 2016; your company continued to grow, improve asset quality, and increase earnings and capital which allowed us to improve the value of your investment despite a lethargic economy and intense competition.

The macroeconomic forces, primarily the anticipated British exit of the European Union (“Brexit”), continue to increase investor and business uncertainty in the global economy and in the United States. Since the Brexit vote, there has been renewed downward pressure on interest rates, squeezing industry margins, and causing the Fed to defer planned interest rate hikes. The world’s top economists are forecasting continued slow growth with flat interest rates. In turn, this creates challenges for investors to find valuable alternatives, most particularly for those dependent on fixed income investments.

Confronted with a lack of growth in the economy, banks can only find new loan opportunities by taking existing loans away from other lenders. The consequence of this intensified competition is further pressure on margins and, in some cases, more liberal loan underwriting which will affect credit quality in subsequent periods. Our strategy is to maintain credit standards while focusing instead on excellent service, total financial relationships, and intense business development efforts. This approach is paying off as evidenced by our progress in growing loans and improving margins.

Deposit growth is strong in both our urban and rural markets. Our expansion into Charlotte is also proving beneficial and provides us an opportunity to widen our network, improve core bank earnings and, generally, to grow and diversify our fee income sources.

Continuing with our efforts to diversify revenue sources with a strategic focus on fee income, we are pleased with the progress being made by both Uwharrie Bank Mortgage (UBM) and Uwharrie Investment Advisors (UIA). Total mortgage production for the six months ending June 30, 2016, was $52.7 million compared to $27.3 million for the same period of 2015 — a 93% increase. This very favorable improvement in production results in greater leverage of UBM backroom operations, thus improving overall profitability.

Uwharrie Investment Advisors also increased revenue year-over-year by 15%. We continue to work with clients to offer an array of products to fit their investment needs based on their individual goals and risk tolerance. UIA is in the process of offering new and enhanced technologies, and asset management solutions that will further add convenience and value for our clients.

Uwharrie Capital Corp (UCC) and its subsidiaries reported total assets of $525 million at June 30, 2016, compared to $518 million reported March 31, 2016; slightly over 5% annualized growth. The primary contributor to that growth came from the loan portfolio, which increased $4.9 million during the quarter, nearly 6%. The bank also grew core deposit funding during this period by $7.6 million which enabled us to reduce more expensive wholesale borrowings by $1.6 million. This shift in the balance sheet mix contributes to improved core bank earnings.

Net Income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company. For the three months ended June 30,2016, Net Income available to common shareholders was $562 thousand or $0.08 per share compared to $513 thousand or $0.07 per share for June 30, 2015, a 9.6% improvement. The improved earnings available to common shareholders increased the Company’s capital position.

We are pleased to report the continued positive momentum in the price of your stock. UCC stock price as of March 31, 2016, was $4.36 per share and as of June 30, 2016, it was up to $4.55 which represents an increase of 60% since year-end 2013 when the price was $2.85. Uwharrie Capital Corp stock is still trading below book value and well below its intrinsic value, but that gap is steadily narrowing.

We remain focused on our mission to help improve the lives of our customers and the economic vibrancy of our communities. In today’s world of uncertainty, creating value for our customers means remaining relevant in providing real solutions to their financial challenges in achieving a secure future.

Thank you for your support as a customer and shareholder. Please remember to invite your friends and business associates to come join us in making a difference as we go about building a great community banking organization that is helping to build stronger local economies, businesses, and communities in which to raise our families.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries

Consolidated Balance Sheet (Unaudited)

(Amounts in thousands except share and per share data.)	June 30, 2016	June 30, 2015
Assets
Cash and due from banks	$6,207	$5.796
Interest-earning deposits with banks	44,914	45,397
Securities available for sale	93,023	98,483
Securities held to maturity (fair value $12,444 and $11,242, respectively)	12,145	11,434
Loans held for sale	2,270	414
Loans held for investment	330,295	317,070
Less allowance for loan losses	(2,706)	(3,327)

Net loans held for investment	327,589	313,743

Interest receivable	1,473	1,456
Premises and equipment, net	14,477	14,821
Restricted stock	1,052	1,040
Bank owned life insurance	6,820	6,704
Other real estate owned	4,356	6,086
Other assets	10,925	10,463

Total assets	$525,251	$515,837

Liabilities
Deposits:
Demand, noninterest-bearing	$106,071	$91,040
Interest checking and money market accounts	243,999	232,082
Savings accounts	42,287	39,416
Time, $250,000 and over	7,033	9,046
Other time deposits	62,679	81,450

Total deposits	462,069	453,034

Interest payable	153	181
Short-term borrowed funds	1,931	4,232
Long-term debt	9,540	9,553
Other liabilities	6,766	5,593

Total liabilities	480,459	472,593

Shareholders’ Equity
Common stock, $1.25 par value: 20,000,000 shares authorized; shares issued and outstanding 6,972,154 and 7,040,503 shares, respectively Book value per share $4.90 in 2016 and $4.64 in 2015(1)	8,715	8,628
Additional paid-in capital	12,273	12,124
Undivided profits	12,818	11,978
Accumulated other comprehensive income (loss)	376	(68)

Total Uwharrie Capital Corp shareholders’ equity	34,182	32,662
Noncontrolling interest	10,610	10,582

Total shareholders’ equity	44,792	43,244
Total liabilities and shareholders’ equity	$525,251	55,837

(1)	Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2015.

Uwharrie Capital Corp and Subsidiaries

Consolidated Statements of Income (Unaudited)

	For Three Months Ended June 30		For Six Months Ended June 30
(Amounts in thousands, except share and per share data)	2016	2015	2016	2015

Interest Income
Interest and fees on loans	$3,897	$3,938	$7,795	$7,848
Interest on investment securities	449	481	899	980
Interest-earning deposits with banks and federal funds sold	70	42	158	79

Total interest income	4,416	4,461	8,852	8,907

Interest Expense
Interest paid on deposits	182	294	396	593
Interest paid on borrowed funds	145	152	302	299

Total interest expense	327	446	698	892

Net Interest Income
Provision for (recovery of) loan losses	4,089	4,015	8,154	8,015
Net interest income after provision (recovery of) for loan losses	(112)	(235)	(170)	(297)

	4,201	4,250	8,324	8,312

Noninterest Income
Service charges on deposit accounts	289	311	595	641
Other service fees and commissions	1,147	1,033	2,275	2,015
Gain on sale of securities	337	277	542	502
Income from mortgage loan sales	958	492	1,658	993
Other income	162	86	304	143

Total noninterest income	2,893	2,199	5,374	4,294

Noninterest Expense
Salaries and employee benefits	3,603	3,226	7,166	6,318
Occupancy expense	266	268	523	552
Equipment expense	160	173	329	340
Data processing	188	183	368	359
Other noninterest expense	1,823	1,636	3,575	3,164

Total noninterest expense	6,040	5,486	11,961	10,733

Income before taxes	1,054	963	1,737	1,873
Provision for income taxes	344	303	517	576

Net Income	$710	$660	$1,220	$1,297

Consolidated net income	$710	$660	$1,220	$1,297
Less: Net income attributable to noncontrolling interest	(148)	(147)	(295)	(293)

Net income attributable to Uwharrie Capital	562	513	925	1,004
Dividends - preferred stock	—	—	—	—

Net income available to common shareholders	$562	$513	$925	$1,004

Net Income Per Common Share (1)
Basic	$0 .08	$0 .07	$0.13	$0.14
Assuming dilution	$0 .08	$0 .07	$0.13	$0.14
Weighted Average Common Shares Outstanding (1)
Basic	6,977,931	7,084,004	6,980,474	7,092,240
Assuming dilution	6,977,931	7,084,004	6,980,474	7,092,240